Exhibit 3.3
                              ARTICLES OF AMENDMENT

                           CHEROKEE INVESTMENTS, INC.


         1. The name of the corporation is Cherokee Investments, Inc.

         2. Article First is amended as follows:

                  The Name of the corporation is CRESCENT MOON, INC.

         3. The amendment was adopted by the shareholders on May 10, 2002.

         4. There was one voting group, each share entitled to one vote on the amendment, consisting of 1,000,000 shares outstanding of common stock of the Company.

         5. The amendment was approved by majority vote of shareholders, with a total of 800,000 of the 1,000,000 issued and outstanding common shares voting in favor, and no shares voted against.



         IN WITNESS WHEREOF, the below signatory has caused these Articles of Amendment to be executed by their duly authorized officers, as an instrument under seal, as of this 1st day of June, 2002.

Attest:                        Cherokee Investments, Inc., a Wyoming corporation


/s/_                           By /s/_
Daniel Hodges, Secretary           Daniel Hodges, President